Exhibit 10.15

WAIVER AND AMENDMENT NO. 1 TO PURCHASE AGREEMENT

THIS WAIVER AND AMENDMENT NO. 1 (this “Amendments”) is dated as of September 11, 2003 (the “Amendment Effective Date”) to the Purchase Agreement dated as of June 3, 1999 (the “Purchase Agreements”) by and among JAC Holdings International, Inc. (for-merry known as Rabbit Hill Holdings, Inc.); a Delaware corporation (the “Company”) and Caravelle Investment Fund, L.L.C. (“Caravelle”), Hancock Mezzanine Partners L.P. (“Hancock”) and John Hancock Life Insurance Company (formerly known as John Hancock Mutual Life Insurance Company) (“JHMLIC” and each of Caravelle, Hancock and JHMLIC a “Purchaser” and, collectively, the “Purchasers”). Unless otherwise provided herein, capitalized terms used but not defined hereto shall have the meanings ascribed to such terms in the Purchase Agreement.

RECITALS

WHEREAS, the Company and the Purchasers have entered into a Purchase Agreement relating to the issuance by the Company of, among other things, $25.0 million in aggregate principal amount of its 15% Senior Notes due 2006 (together with any PIK Notes, the “Notes”);

WHEREAS, the Subsidiaries of the Company will enter into a $20.0 million revolving credit facility (the “Revolving Facility”), dated the date hereof, by and among Johnstown America Corporation, a Delaware corporation, Freight Car Services, Inc., a Delaware corporation, JAC Operations, Inc. a Delaware corporation, and JAIX Leasing Company, a Delaware corporation (each a “Co-Borrower”, and collectively, the “Borrowers”), and LaSalle Bank National Association (“LaSalle”) and guaranteed by the guarantors named therein;

WHEREAS, the Subsidiaries of the Company anticipate entering into a $9.0 million term loan facility (the “Proposed Term Loan Agreement”), within 45 days of the date hereof, by and among the Borrowers and General Electric Capital Corporation (“GE”) and guaranteed by the guarantors named therein;

WHEREAS, at the request of LaSalle and GE, the Company and the Purchasers desire to amend certain terms of the Purchase Agreement;

WHEREAS, the Company and the Purchasers have agreed upon the terms and conditions referred to below;

NOW, THEREFORE, in consideration of the recitals and covenants set forth herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Company and the Purchasers agree as follows:

1. Amendment to Purchase Agreement. Unless specifically defined or redefined in this Section 1, capitalized terms used in this Section 1 shall have the meanings ascribed thereto in the Purchase Agreement Upon the date hereof, the Purchase Agreement and each outstanding Note is hereby amended as follows:

1.1. Section 1 is amended (a) to amend and restate in their entirety, the following definitions:

“Change of Control” means any event, circumstance or occurrence that results in (a) John E. Carroll, Jr. (i) ceasing to be Chairman and CEO of the Co-Borrowers or (ii) not being the owner of at least six percent (6%) of all issued and outstanding capital stock of the Company entitled to vote or otherwise not having operating control of the Co-Borrowers; (b) Caravelle not being the owner of at least twenty percent (20%) of all issued and outstanding capital stock of the Company entitled to vote or otherwise not having operating control of the Co-Borrowers; (c) Hancock and JHMLIC, together, not being the owners of at least eighteen percent (18%) of all issued and outstanding Capital stock of the Company entitled to vote or otherwise not having operating control of the Co-Borrowers, (d) Santomero Investors, not being the owner of at least eighteen percent (18%) of all issued and outstanding capital stock of the Company entitled to vote or otherwise not having operating control of the Co-Borrowers; or (e) Transportation Investment Partners, L.L.C. not being the owner of at least thirteen percent (13%) of all issued and outstanding capital stock of JAC Holdings entitled to vote or otherwise not having operating control of the Co-Borrowers; provided, however, that as long as Caravelle, Hancock, JHMLIC, Santomero Investors, and Transportation Investment Partners, L.L.C. collectively retain at least fifty percent (50%) of the capital stock of the Company entitled to vote which such entities held as of the Amendment Effective Date, then no Change of Control shall occur as a result of any transfer of capital stock among those Persons who own capital stock of the Company as of the Amendment Effective Date.

“Credit Agreement” means the Revolving Facility and the Proposed Term Loan Agreement, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, restated, renewed, refunded, replaced or refinanced from time to time.

“JAII Subordination Agreement” means the Subordination Agreement among the Purchasers, the Company, Caravelle, Transportation Investment Partners, L.L.C. and Camillo D. Santomero III, relating to the Contingent Additional Consideration (as defined in the Share Purchase Agreement).

“Subordination Agreements” means, collectively, the JAII Subordination Agreement and the New Subordination Agreements.

and (b) to add the following definitions:

“Amendment Effective Date” means September 11, 2003.

“Borrowers” means, collectively, each of the Co-Borrowers.

“Co-Borrowers” means each of Johnstown America Corporation, a Delaware corporation, Freight Car Services, Inc., a Delaware corporation, JAC Operations, Inc. a Delaware corporation, and JAIX Leasing Company, a Delaware corporation.

“Company” means JAC Holdings International, Inc. (formerly known as Rabbit Hill Holdings, Inc.), a Delaware corporation.

“GE” means General Electric Capital Corporation.

“GE Subordination Agreement” means the Subordination Agreement to be entered into in connection with the Proposed Term Loan Agreement, among GE, the Company, the Purchasers, Camillo M. Santomero III, James D. Cirar and Transportation Investment Partners, L.L.C. and acknowledged by the Borrowers, JAC Intermedco and JAC Patent, as the same may be amended from time to time.

“JAC Intermedco” means JAC Intermedco, Inc., a Delaware corporation.

“LaSalle” means LaSalle Bank National Association,

“LaSalle Subordination Agreement” means the Subordination Agreement dated as of the Amendment Effective Date, among LaSalle, the Company, the Purchasers, Camillo M. Santomero III, James D. Cirar and Transportation Investment Partners, L.L.C. and acknowledged by the Borrowers, JAC Intermedco and JAC Patent, in the form of Exhibit D hereto, as the same may be amended from time to time.

“New Subordination Agreements” means, together, the GE Subordination Agreement and the LaSalle Subordination Agreement.

“Proposed Term Loan Agreement” means the $9.0 million term loan credit facility which the Borrowers anticipate executing with General Electric Capital Corporation and guaranteed by the Company, JAC Intermedco and JAC Patent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, restated, renewed, refunded, replaced or refinanced from time to time.

“Revolving Facility” means the $20.0 million revolving credit facility, dated September 11, 2003, by and among the Borrowers and LaSalle Bank National Association and guaranteed by the Company, JAC Intermedco and JAC Patent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, restated, renewed, refunded, replaced or refinanced from time to time.

1.2. Section 7.14 is amended to amend and restate such section in its entirety to read as follows:

7.14 Financial Covenants. Notwithstanding Section 1 hereof, capitalized terms used in this Section 7.14 shall have the meanings ascribed thereto in the Revolving Facility (as in effect on the Amendment Effective Date) and the financial covenants contained in this Section 7.14 shall be calculated in manner consistent with the Revolving Facility (as in effect on the Amendment Effective Date).

(a) Money Borrowed to EBITDA. As of each Covenant Computation Date, the Co-Borrowers shall maintain the Leverage Ratio of the Consolidated Group at not more than 2.85 to 1.00.

(b) Fixed Charge Coverage. As of each Covenant Computation Date, the Co-Borrowers shall maintain the Fixed Charge Coverage Ratio of the Consolidated Group at not less than 1.05 to 1.00.

(c) Interest Coverage. As of each Covenant Computation Date, the Co-Borrowers shall maintain, the Interest Coverage Ratio of the Consolidated Group at not less than 3.5 to 1.00.

(d) Minimum EBITDA. As of each Covenant Computation Date, the Co-Borrowers shall achieve minimum EBITDA (plus expenses and/or settlement costs, without duplication, of up to $5,000,000 in the aggregate related to the Pending Employment Litigation) for the Consolidated Group of not less than $6,500,000.

Notwithstanding that the Revolving Facility may be terminated or amended, modified, revised, assigned or refinanced from time to time, capitalized terms used in this Section 7.14 shall have the meanings ascribed thereto in the Revolving Facility and the financial covenants contained in this Section 7.14 shall be calculated in manner consistent with the Revolving Facility, in each case, as the Revolving Facility is in effect on the Amendment Effective Date.

1.3. Section 7.15 is amended to amend and restate such section in its entirety to read as follows:

7.15 Redemption of Notes from Excess Cash Flow. Commencing with the Fiscal Year ending December 31,2003, the Company shall: (i) to the fullest extent required under any Credit Agreement, use “Excess Cash Flow” (as such term or any analogous term is defined under such Credit Agreement) to repay Indebtedness under such Credit Agreement and (ii) during such time as no obligations (including any outstanding letters of credit) are outstanding under any Credit Agreement, use 75% of Excess Cash Flow (as defined herein) of the Company and its Subsidiaries to redeem the maximum principal amount of Notes that may be redeemed with such Excess Cash Flow at 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the Redemption Date. The Redemption Date in respect of the Notes shall be the date upon which the Company delivers to the Noteholders the financial statement required by Section 6.01(c) but in no event shall any such Redemption Date be later than 90 days from the last day of the immediately preceding Fiscal Year.

1.4. Section 7.16 is amended to amend and restate such section in its entirety to read as follows:

7.16 Mandatory Redemption of Notes. On September 1, 2004, the Company shall, to the extent permitted by the Credit Agreement and the New Subordination Agreements, redeem the principal amount outstanding of Notes equal to the sum of (i) the aggregate principal amount of PIK Notes issued (including without limitation all PIK Notes issued as interest on PIK Notes) to and including September 1, 2004 in respect of such $1,000 in principal amount of Notes (to the extent not previously redeemed) and (ii) $80 per $1,000 principal amount of Notes outstanding; provided, however, if such redemption shall be prohibited by the Credit Agreement or the New Subordination Agreements, the mandatory redemption provided for in this Section 7.14 shall be deemed waived by the Holders of the Notes until such mandatory redemption is no longer prohibited by the Credit Agreement and the New Subordination Agreements, at which time the Company shall, to the extent permitted by the Credit Agreement and the New Subordination Agreements, redeem (x) the principal amount outstanding of Notes equal to the sum of clauses (i) and (ii) above and (y) the principal amount of any additional issued and outstanding PIK Notes (including without limitation all PIK Notes issued as interest on PIK Notes).

1.5. Section 8.03(8) is amended to amend and restate the proviso as follows:

provided that such encumbrances and restrictions are no more restrictive than those contained in the terms of the Revolving Facility as in effect on the Amendment Effective Date or the Proposed Term Loan Agreement as in effect on the date of original execution.

1.6. Section 8.04 is amended (a) to amend and restate the proviso in the first sentence thereof as follows:

provided that the Company’s Subsidiaries (and not the Company, other than in the case of (i) the guarantee by the Company of the obligations arising in connection with Indebtedness incurred by any Subsidiary of the Company pursuant to clause (1) below and (ii) the Notes as provided in clause (2) below) may incur the following Indebtedness:

and (b) to amend and restate clause (1) in its entirety to read as follows:

(1) Indebtedness of any Subsidiary of the Company arising under or in connection with the Credit Agreement in an aggregate principal amount not to exceed $50.0 million at any time outstanding less any mandatory prepayment actually made thereunder (to the extent, in the case of payments of revolving credit borrowings, that the corresponding commitments have been permanently reduced) or scheduled payments actually made thereunder;

1.7. Section 8.12(b) is amended to replace “$350,000” at the end of the last sentence thereof, with “$1,500,000”.

1.8. Exhibit A is amended (a) to amend the Form of Note such that all references to the maturity of the Notes or the Stated Maturity thereof shall mean March 31, 2007; provided that if (i) the Proposed Term Loan Agreement is entered into by the Borrowers and (ii) Section 4 of this Amendment is complied with, in each case, on or prior to the 45th day following the Amendment Effective Date, then the maturity of the Notes and the Stated Maturity thereof shall mean June 30, 2008;

(b) to insert in the first sentence of the Form of Note after the words “per annum” and before the “,” the following clause;

through June 30, 2006 and thereafter at a rate of 17% per annum;

and (c) to amend and restate the proviso in the first paragraph of the Form of Note in it entirety to read as follows:

provided, however, that on each such Interest Payment Date, the Company may, at its option and in its sole discretion, in lieu of the payment in whole or in part of interest due on this Note, pay interest on this Note through the issuance of additional Notes (each a “PIK Note”) in an aggregate principal amount equal to the amount of interest that would be payable with respect to this Note, if such interest were paid in cash, provided, further, that such PIK Notes shall only be issued to the extent such cash payment is then prohibited under the terms of the Credit Agreement or the New Subordination Agreements, otherwise such interest payment shall be payable in cash and not with PIK Notes.

2. Waiver and Consent. The Purchasers hereby (a) waive (i) any Default or Event of Default of the Company and its Subsidiaries with respect to the Purchase Agreement that has occurred on or prior to the date hereof; (ii) the 10 days notice provision in Section 6.01(i) of the Purchase Agreement required in connection with the original execution of the Revolving Facility and the Proposed Term Loan Agreement; and (iii) the 15 days notice provision in Section 11.03 of the Purchase Agreement required in connection with the redemption of Notes in accordance with Section 4 of this Agreement; provided, however, with respect to clauses (ii) and (iii) above, the Company shall remain required to deliver such notices to each Purchaser and each Holder of Notes; and (b) consent to the payment by the Company or any of its Subsidiaries of (i) an advisory fee up to $250,000 to Trimaran Fund Management, L.L.C.; and (ii) a structuring fee up to $125,000 in the aggregate to Hancock and/or JHMLIC, in each case, in connection with the entering into this Amendment, the Revolving Facility and the Proposed Term Loan Agreement.

3. Effect of Amendments. Each of the amendments contained in Section 1 shall be deemed to also be an amendment to each of the outstanding Notes.

4. Covenants of the Company. The Company hereby covenants and agrees with each Purchaser and each Holder of Notes to cause the Borrowers, immediately upon the closing of the Proposed Term Loan Agreement, to distribute the net proceeds thereof to the Company and the Company shall redeem the principal amount outstanding of Notes equal to the amount of the net proceeds received by the Borrowers from the Proposed Term Loan Agreement.

5. Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser and to each Holder of Notes that:

(a) the Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the related agreements entered into on the date hereof;

(b) this Agreement and the related agreements entered into on the date hereof have each been duly authorized, executed and delivered by the Company and constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to the Enforceability Exceptions;

(c) none of (i) the execution and delivery by the Company of this Agreement or the related agreements entered into on the date hereof, (ii) the performance by the Company of its obligations hereunder or thereunder, or (iii) the consummation of the transactions contemplated hereby or thereby will: (A) violate, conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws (or comparable constituent or governing documents) of the Company or any of its Subsidiaries; (B) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice, lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations (including any repurchase or repayment obligations) pursuant to, result in the creation of any Lien upon any of the properties of the Company or any of its Subsidiaries under, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any Contract, except for any such violations, conflicts, breaches, defaults, accelerations, terminations or other matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; (C) require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority, except for those consents, approvals, authorizations, declarations, filings or registrations which have been obtained or made or the failure of which to obtain or make, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; or (D) violate any Applicable Laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect;

(d) no Default or Event of Default has occurred and is continuing; and

(e) all of the representations and warranties of the Company in the Purchase Agreement are true and complete in all material respects on and as of the date hereof as if made on the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and all such representations and warranties are hereby incorporated by reference herein as if set forth herein in full.

6. Representations and Warranties of the Purchasers. Each Purchaser, as to itself only, hereby represents and warrants to the Company that (i) such Purchaser purchased and is the holder of the aggregate principal amount of Notes as set forth on Schedule A to the Purchase Agreement (including the PIK Notes issued in connection therewith) and such Purchaser has not transferred any such Notes; (ii) such Purchaser has the requisite corporate or other organizational power and authority to enter into and perform its obligations under this Amendment and the related agreements entered into on the date hereof, and (iii) each person who, on behalf of such Purchaser, executes a counterpart to this Amendment is a duly elected, appointed or authorized officer or authorized signatory of such Purchaser.

7. Conditions to Effectiveness. The provisions of this Amendment shall become effective as of the Amendment Effective Date upon receipt by the Purchasers of executed counterparts of this Amendment signed on behalf of the Company by September 11, 2003 and satisfaction of the following additional conditions precedent:

7.1. Each Purchaser shall have received duly executed signature pages to this Amendment from the Company, the other Purchasers and the other parties thereto, if any;

7.2. Each Purchaser shall have received from the Company a schedule describing each of the Defaults and Events of Defaults that the Purchasers shall have waived pursuant to clause (a)(i) of Section 2 of this Amendment, in a form reasonably satisfactory to the Purchasers; provided, however, nothing required in this Section 7.2 shall limit the extent or applicability of the waiver set forth in Section 2(a)(i) hereof;

7.3. Each of the conditions precedent in the Revolving Facility to fund the initial Advances (as defined in the Revolving Facility) shall have been satisfied or waived as provided therein and the Revolving Facility shall have become effective;

7.4. No Default or Event of Default shall have occurred; and

7.5. The Company shall have reimbursed the Purchasers for the reasonable fees, costs and expenses incurred by or owing to it, including, without limitation, those identified on Exhibit A attached hereto and made a part hereof.

8. Scope of Amendment. Except as specifically agreed hereby, the Notes and the Purchase Agreement shall remain unchanged. It is declared and agreed by each of the parties hereto that each of the Notes and the Purchase Agreement, subject to this Amendment, shall continue, in full force and effect, and that this Amendment and the Purchase Agreement shall be read as and shall constitute one document. The agreements entered into hereby shall be binding on any successor in interest to the parties hereto as if any such successor were a party hereto.

9. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Faxed signatures shall be binding for all purposes.

10. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

JAC HOLDINGS INTERNATIONAL, INC.

By:	/s/ GLEN T. KARAN
	Name:	Glen T. Karan
	Title:	VP - Finance

CARAVELLE INVESTMENT FUND, L.L.C.

By:	Trimaran Advisors, L.L.C., its Investment Manager and Attorney-in-Fact

By:	/s/ DAVID MILLISON
Trimaran Advisors, L.L.C.
	Name:	David Millison
	Title:	Managing Director

HANCOCK MEZZANINE PARTNERS L.P.

By:	Hancock Mezzanine Investments LLC, its General Partner

By:	John Hancock Life Insurance Company, as Investment Manager

By:	/s/ SCOTT A. MCFETRIDGE
	Name:	Scott A. McFetridge
	Title:	Managing Director

JOHN HANCOCK LIFE INSURANCE COMPANY

By:	/s/ S. MARK RAY
	Name:	S. Mark Ray
	Title:	Senior Managing Director

EXHIBIT A

Certain Reimbursable Expenses

Cahill Gordon & Reindel LLP	$71,029.54

Ex A-1